Exhibit 10.2

AMENDMENT NO. 1 TO AMENDED AND RESTATED

SECURED DEMAND PROMISSORY NOTE

This Amendment No. 1 (this “Amendment”) to that certain Amended and Restated Secured Demand Promissory Note dated August 21, 2025 (the “Amended and Restated Note”), by and between Marizyme, Inc., a Nevada corporation (the “Borrower”), and Qualigen Therapeutics, Inc., a Delaware corporation (the “Lender”), is entered into as of September 15, 2025.

RECITALS

WHEREAS, Borrower and Lender entered into that certain Promissory Note dated July 12, 2024 (the “Original Note”), which was amended and restated in its entirety by the Amended and Restated Note dated August 21, 2025;

WHEREAS, as of August 21, 2025, the principal amount evidenced by the Amended and Restated Note equaled $4,451,462.18, comprised of (i) $3,775,900.20 outstanding principal under the Original Note, (ii) $459,561.98 of accrued and unpaid interest thereon, and (iii) a $216,000.00 advance;

WHEREAS, the parties desire to (i) correct the maturity date under the Amended and Restated Note and (ii) increase the “Advance” and corresponding principal amount outstanding thereunder by Seventy-Five Thousand Dollars ($75,000).

AMENDMENT

Capitalized terms used but not defined herein have the meanings set forth in the Amended and Restated Note.

1.	Corrected Maturity Date. The section of the Amended and Restated Note titled “Term” is hereby amended and restated in its entirety as follows:

“Term. The term of this Note is Twelve (12) months. All unpaid principal, together with all unpaid interest and other sums due under this Note are owing, due, and payable in their entirety on August 21, 2026, which is the maturity date of this Note.”

2.	Increase in Advance and Principal. The “Advance” under the Amended and Restated Note is hereby increased by Seventy-Five Thousand Dollars ($75,000) (the “Additional Advance”). Accordingly, the principal amount evidenced by the Amended and Restated Note is increased by Seventy-Five Thousand Dollars ($75,000), from $4,451,462.18 to $4,526,462.18. Interest on the Additional Advance shall accrue at the rate set forth in the Amended and Restated Note.

3.	No Novation. This Amendment amends the Amended and Restated Note and does not constitute a novation or release of any obligations thereunder.

4.	Reaffirmation. Borrower acknowledges and agrees that the Security Agreement and each other Loan Document (as defined in the Amended and Restated Note) remain in full force and effect and continue to secure and evidence all Obligations, including, without limitation, the Additional Advance. For the avoidance of doubt, the Security Agreement secures present and future advances.

5.	References. From and after the date hereof, any reference to the Amended and Restated Secured Demand Promissory Note in the Amended and Restated Note itself, in this Amendment, or in any other agreement, instrument or document shall be deemed to mean the Amended and Restated Note, as amended by this Amendment.

6.	No Other Changes. Except as expressly set forth in this Amendment, the Amended and Restated Note is unmodified and shall remain in full force and effect.

7.	Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Nevada, without regard to its conflicts of law principles.

8.	Counterparts. This Amendment may be executed in counterparts (including by electronic transmission), each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

LENDER:

QUALIGEN THERAPEUTICS, INC.

By:	/s/ Kevin A. Richardson II
Name:	Kevin A. Richardson II
Title:	Interim Chief Executive Officer

BORROWER:

MARIZYME, INC.

By:	/s/ David Barthel
Name:	David Barthel
Title:	Chief Executive Officer